Exhibit 10.30


Description of Management Incentive Plan

The Management Incentive Plan is designed to provide attractive and competitive financial rewards when solid results are achieved. Incentives are used to reward improvements in operating and financial results and for growing the business in a profitable way. The plan allows flexibility for rewarding individual performance. For Fiscal 2005 the Company's Management Incentive Plan provided target annual incentive awards contingent upon the attainment of performance goals in the areas of sales, income, cash flow and individual performance. Each was weighted 25%.